Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Karuna Therapeutics, Inc.:

We consent to the use of our report dated March 24, 2020, with respect to the consolidated balance sheets of Karuna Therapeutics, Inc. and subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements), incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 24, 2020